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                                EXHIBIT 99

FOR: Release at 8:30 a.m.                         CONTACT:  Paul D. Yared
Wednesday, July 1, 1998                                     (616) 956-3558


                      FOREMOST CORPORATION OF AMERICA
                        REINCORPORATES IN MICHIGAN


GRAND RAPIDS, Michigan - July 1, 1998 - Foremost Corporation of America

(NYSE: FOM) changed its state of incorporation from Delaware to Michigan yesterday, June 30, 1998.  The reincorporation was accomplished through the merger of Foremost Corporation of America into its wholly owned Michigan subsidiary, Foremost-Michigan Corporation.



The Foremost Corporation of America Board of Directors approved the merger on February 23, 1998, shareholders voted their approval at the corporation's annual meeting on April 30, 1998.



On the merger's effective date, each issued and outstanding share of common stock of Foremost Corporation of America was automatically converted into a share of common stock of Foremost-Michigan Corporation.  Shareholders should retain their existing stock certificates as an exchange of certificates is not required.  In the merger, Foremost-Michigan Corporation was renamed Foremost Corporation of America in the merger.



"By reincorporation from Delaware to Michigan, Foremost will pay significantly less in franchise tax.  Since Foremost was incorporated in

Delaware in 1967, the Michigan corporate law has evolved to accommodate corporations and provides a corporate environment very similar to what
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Delaware offers.  We believe it's in the best interest of Foremost and its shareholders to make this change," said Richard L. Antonini, Foremost

Chairman, President and Chief Executive Officer.



"This merger has no effect on our day-to-day business, our properties or our management," Antonini added.  "Our directors and officers remain the same as before."



The subsidiaries of Foremost Corporation of America specialize in mobile home, motor home, travel trailer, dwelling fire, and direct-market auto and homeowners insurance.  Foremost insurance subsidiaries have an A+

(Superior) rating from A.M. Best, and were named as among 1997's most financially sound insurance companies in the country by Ward Financial

Group.